Delisting Determination, The Nasdaq Stock Market, LLC, November 7, 2008, PacificNet, Inc.. The Nasdaq Stock Market, LLC (the Exchange) has determined to remove from listing the common stock of PacificNet, Inc.
(the Company), effective at the open of business on November 17, 2008.
Based on a review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange as it failed to comply with Marketplace Rule 4310(c)(14). The Company was notified of the Staffs determination on April 16, 2008. On April 22, 2008, the Company excercised its right to appeal the Exchange Staffs determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Marketplace Rule 4805. Upon review of the information provided by the Company, the Panel determined to suspend and delist the Companys securities. On June 30, 2008, the Panel issued a decision to suspend and delist the Companys securities, effective at the open of trading July 2, 2008. On July 1, 2008, the Panel issued a decision to suspend and delist the Companys securities effective July 3, 2008, which superceded the June 30, 2008 decision. Also on July 1, 2008, the Company exercised its right to request the Panel reconsider the July 1, 2008 decision pursuant to Rule 4808. The Companys securities were suspended from trading on the Exchange at the open of trading on July 3, 2008. On July 9, 2008, the Panel issued a decision that affirmed the July 1, 2008 Panel decision to delist the Companys securities. On July
15, 2008, the Company excercised its right to appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council), pursuant to Marketplace Rule 4807(a). After considering the written record in this matter, the Council determined to affirm the Panels decision to delist the Companys securities. On October 2, 2008, the Council notified the Company of its decision. On October 28, 2008, the Nasdaq Board of
Directors (the Board) declined to call for review the Council decision and the delisting determination became final.